Exhibit 3.1

Form 4 Canada Business Corporations Act (CBCA) (s. 27 or 177) Formulaire 4 Loi canadienne sur les sociétés par actions (LCSA) (art. 27 ou 177) Articles of Amendment Clauses modificatrices Corporate name Dénomination sociale 1 TRANSCANADA PIPELINES LIMITED Corporation number Numéro de la société 2 370712-1 The articles are amended as follows Les statuts sont modifiés de la façon suivante 3 See attached schedule / Voir l'annexe ci-jointe 4 Declaration: I certify that I am a director or an officer of the corporation. Déclaration : J’atteste que je suis un administrateur ou un dirigeant de la société. Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250 (1) of the CBCA). Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d’une amende maximale de 5 000 $ et d’un emprisonnement maximal de six mois, ou l’une de ces peines (paragraphe 250(1) de la LCSA). You are providing information required by the CBCA. Note that both the CBCA and the Privacy Act allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049. Vous fournissez des renseignements exigés par la LCSA. Il est à noter que la LCSA et la Loi sur les renseignements personnels permettent que de tels renseignements soient divulgués au public. Ils seront stockés dans la banque de renseignements personnels numéro IC/PPU-049. IC 3069 (2008/04) Christine R. Johnston 403-920-2000 Original signed by / Original signé par Christine R. Johnston

Industry Canada Industrie Canada Canada Business Corporations Act (CBCA) FORM 4 ARTICLES OF AMENDMENT (Sections 27 or 177) 1 - Corporate name TransCanada PipeLines Limited 2 - Corporation number 3 7 0 7  1 2 1 3 - The articles are amended as follows; (Please note that more than one section can be filled out) A: The corporation changes its name to: n/a B: The corporation changes the province or territory in Canada where the registered office is situated to: To complete the change, a Form 3 - Change of Registered Office Address must accompany the Articles of Amendment. n/a C: The corporation changes the minimum and/or maximum number of directors to: (For a fixed number of directors, please indicate the same number in both the minimum and maximum options). Minimum number Maximum number D: Other changes: (e.g., to the classes of shares, to restrictions on share transfers, to restrictions on the businesses of the corporation or to any other provisions that are permitted by the CBCA to be set out in the Articles) Please specify. Pursuant to subsection 27(4) of the Canada Business Corporations Act, the articles of the Corporation are hereby amended to create a series of First Preferred Shares, to be designated as the “First Preferred Shares, Series 2015-A Exchange”, unlimited in number, each such First Preferred Shares, Series 2015-A Exchange share having attached thereto the rights, privileges, restrictions and conditions set out in the attached Schedule “A”. 4 - Declaration I hereby certify that I am a director or an authorized officer of the corporation. Signature: /s/ Christine R. Johnston Print name: Christine R. Johnston, Corporate Secretary Telephone number: (403) 920-2000 Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or to both (subsection 250(1) of the CBCA). Canada IC 3069E (2012/07) Page I of 2

FIRST PREFERRED SHARES, SERIES 2015-A EXCHANGE

There is hereby authorized and created a series of First Preferred Shares designated as the “First Preferred Shares, Series 2015-A Exchange” (hereinafter referred to as the “Exchange Preferred Shares, Series 2015-A”), consisting of such number of shares sufficient to satisfy the rights of former holders of Trust Notes to receive Exchange Preferred Shares, Series 2015-A following an Automatic Exchange.  The Exchange Preferred Shares, Series 2015-A may be issued in whole or in fractional shares, as provided below, and shall, in addition to the rights, privileges, restrictions and conditions attaching to the First Preferred Shares as a class (collectively and respectively, the “First Preferred Shares Class Provisions” and the “First Preferred Shares”), carry and be subject to the following rights, privileges, restrictions and conditions (collectively, the “Exchange Preferred Shares, Series 2015-A Provisions”):

Dividends

1.                                      The holders of the Exchange Preferred Shares, Series 2015-A shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the board of directors out of the monies of the Corporation properly applicable to the payment of dividends, on each Dividend Payment Date fixed cumulative preferential cash dividends equal to the quotient obtained by dividing: (x) the product obtained by multiplying $1,000 by a rate per annum equal to the rate of interest payable by the Trust on the Trust Notes at the Exchange Time, by (y) four; provided that if an event (including a redemption) shall occur that results in accrued and unpaid dividends for a partial Dividend Period becoming payable, the dividend payable for any partial Dividend Periods shall be equal to the product obtained by multiplying the amount in (x) above by a fraction, the numerator of which is the actual number of days attributable to the partial Dividend Period and the denominator of which is 365, subject in each case to any applicable withholding tax.

2.                                      If on any Dividend Payment Date the dividend payable on such date is not paid in full on all of the Exchange Preferred Shares, Series 2015-A then issued and outstanding, such dividend or the unpaid part thereof shall be paid on a subsequent date or dates to be determined by the board of directors on which the Corporation shall have sufficient monies properly applicable, under the provisions of any applicable law and under the provisions of any trust indenture securing bonds, debentures or other securities of the Corporation, to the payment of the same.  The holders of the Exchange Preferred Shares, Series 2015-A shall not be entitled to any dividends other than or in excess of the cumulative preferential cash dividends hereinbefore provided.  Payment shall be made by electronic funds transfer or by cheque of or on behalf of the Corporation payable in lawful money of the United States (less any tax required to be deducted) and payment thereof shall satisfy such dividends.

Liquidation, Dissolution or Winding-Up

3.                                      In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the holders of the Exchange Preferred Shares, Series 2015-A in accordance with the First Preferred Shares Class Provisions, shall be entitled to receive the amount of $1,000 (less any amount that may have been returned to the holders of Exchange Preferred Shares, Series 2015-A as a return of capital), together with an amount equal to all accrued and unpaid dividends thereon, which amount for such purposes shall be calculated as if such dividends were accruing for the period from the expiration of the last Dividend Period for which dividends thereon have been paid up to the date of such event, subject to any applicable withholding tax, the whole before any amount shall be paid or any property or assets of the Corporation shall be distributed to the holders of the common shares or to the holders of any other shares ranking junior to the Exchange Preferred Shares, Series 2015-A. After payment to the holders of the Exchange Preferred Shares, Series 2015-A of the amount so payable to them they shall not be entitled to share in any other distribution of the property or assets of the Corporation.

Voting Rights

4.                                      The holders of the Exchange Preferred Shares, Series 2015-A shall not be entitled to receive notice of or attend any meeting of the shareholders of the Corporation or to vote at any such meeting unless and until the Corporation from time to time shall fail to pay in the aggregate six quarterly dividends on the Exchange Preferred Shares, Series 2015-A on the dates on which the same should be paid according to the terms thereof, whether or not consecutive and whether or not dividends have been declared and whether or not there are any moneys of the Corporation properly applicable to the payment of dividends. Thereafter each holder of Exchange Preferred Shares, Series 2015-A shall be entitled to receive notice of all meetings of shareholders and attend thereat and shall be entitled to at any and all such meetings, one vote per each Exchange Preferred Share, Series 2015-A held and shall continue to be entitled to notice and so to attend and vote until such time as all arrears of dividends on any outstanding Exchange Preferred Shares, Series 2015-A shall have been paid, whereupon the rights of holders of Exchange Preferred Shares, Series 2015-A to receive notice of meetings and to attend thereat and vote in respect of such Exchange Preferred Shares, Series 2015-A shall cease unless and until six quarterly dividends on the Exchange Preferred Shares, Series 2015-A shall again be in arrears and unpaid, whereupon the holders of the Exchange Preferred Shares, Series 2015-A shall again have the right to receive notice and to attend and vote as above provided and so on from time to time.

Purchase for Cancellation

5.                                      The Corporation may, at any time and from time to time on or after the date that is ten years after the Closing Date, subject to the provisions of the Canada Business Corporations Act, and the provisions below under “Redemption” and “Restrictions on Payment of Dividends and Reduction of Junior Capital”, purchase for cancellation (if obtainable), in the manner provided in the First Preferred Shares Class Provisions, the whole or any part of the Exchange Preferred Shares, Series 2015-A outstanding from time to time at any price.

Redemption

6.                                      The Corporation may not redeem the Exchange Preferred Shares, Series 2015-A on or prior to the date that is ten years after the Closing Date.  Subject to the provisions of the Canada Business Corporations Act and the provisions below under “Restrictions on Payment of Dividends and Reduction of Junior Capital” the Corporation may redeem all, or from time to time any part, of the outstanding Exchange Preferred Shares, Series 2015-A, without the consent of the holders of the Exchange Preferred Shares, Series 2015-A, on not more than 60 days and not less than 30 days prior notice, at any time after the date that is ten years after the Closing Date, by the payment of an amount in cash for each such share so redeemed of $1,000 per share (such price being hereinafter referred to as the “Redemption Price”) together with an amount equal to all accrued and unpaid dividends thereon, which amount for such purpose shall be calculated as if such dividends were accruing for the period from the expiration of the last Dividend Period for which dividends thereon have been paid up to the date of such redemption, subject to any applicable withholding tax.

Restrictions on Payment of Dividends and Reduction of Junior Capital

7.                                      So long as any of the Exchange Preferred Shares, Series 2015-A are outstanding the Corporation shall not, without the approval of the holders of the Exchange Preferred Shares, Series 2015-A:

(a)                                 declare any dividend on the common shares or any shares ranking junior to the Exchange Preferred Shares, Series 2015-A (other than stock dividends on shares ranking junior to the Exchange Preferred Shares, Series 2015-A);

(b)                                 redeem, purchase or otherwise retire any of the common shares or any other shares ranking junior to the Exchange Preferred Shares, Series 2015-A (except out of the net cash proceeds of a substantially concurrent issue of shares ranking junior to the Exchange Preferred Shares, Series 2015-A), or

(c)                                  redeem, repurchase or otherwise retire: (i) less than all of the Exchange Preferred Shares, Series 2015-A; or (ii) except pursuant to any purchase obligation, sinking fund, retraction privilege, or mandatory redemption provisions attaching to any series of preferred shares of the Corporation, any other shares ranking on parity with the Exchange Preferred Shares, Series 2015-A;

unless, in each case, all dividends payable on the Exchange Preferred Shares, Series 2015-A, and on all other shares ranking prior to or on parity with the Exchange Preferred Shares, Series 2015-A, have been declared and paid or set apart for payment, subject to any applicable withholding tax.

Fractional Shares

8.                                      The Exchange Preferred Shares, Series 2015-A may be issued in whole or in fractional shares.  Each fractional Exchange Preferred Share, Series 2015-A shall carry and be subject to the rights, privileges, restrictions and conditions (including voting rights and dividend rights) of the Exchange Preferred Shares, Series 2015-A in proportion to the applicable fraction.

Exchange Preferred Shares, Series 2015-A Definitions

9.                                      The following terms shall have the following respective meanings:

“Automatic Exchange” means the automatic exchange of the Trust Notes for the right to receive Exchange Preferred Shares, Series 2015-A upon the occurrence of an Automatic Exchange Event.

“Automatic Exchange Event” means an event giving rise to the Automatic Exchange, being the occurrence of any one of the following:  (a) the making by TCC or the Corporation of a general assignment for the benefit of its creditors or a proposal (or the filing of a notice of its intention to do so) under the Bankruptcy and Insolvency Act (Canada), (b) any proceeding instituted by TCC or the Corporation seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, dissolution, reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization, or seeking the entry of an order for the appointment of a receiver, interim receiver,  trustee or other similar official for TCC or the Corporation or any substantial part of its property and assets in circumstances where TCC or the Corporation, as applicable, is adjudged a bankrupt or insolvent, (c) a receiver, interim receiver, trustee or other similar official is appointed over TCC or the Corporation or for any substantial part of its property and assets by a court of competent jurisdiction in circumstances where TCC or the Corporation, as applicable, is adjudged a bankrupt or insolvent; or (d) any proceeding is instituted against TCC or the Corporation seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, dissolution, reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization, or seeking the entry of an order for the appointment of a receiver, interim receiver, trustee or other similar official for TCC or the Corporation or any substantial part of its property and assets in circumstances where TCC or the Corporation, as applicable, is adjudged a bankrupt or insolvent,  and either such proceeding has not been stayed or dismissed within sixty (60) days of the institution of any such proceeding or the actions sought in such proceedings occur (including the entry of an order for relief against TCC or the Corporation or the appointment of a receiver, interim receiver, trustee, or other similar official for it or for any substantial part of its property and assets).

“Business Day” means a day on which the Corporation is open for business in the City of Calgary, Alberta, other than a Saturday, Sunday or any statutory or civic holiday in the City of Toronto, Ontario, the City of Calgary, Alberta or the City of New York, New York.

“Closing Date” means May 20, 2015;

“Dollars”, “dollars” or the sign “$” shall be deemed to be a reference to lawful money of the United States.

“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year during which any Exchange Preferred Shares, Series 2015-A are issued and outstanding.

“Dividend Period” means, initially, the period from and including the Issue Date to but excluding the next following Dividend Payment Date, and thereafter the period from and including each Dividend Payment Date to, but excluding, the next following Dividend Payment Date (including any partial period as contemplated in section 1, above).

“Exchange Time” means the time at which the Automatic Exchange will be effective, being 8:00 a.m. (Eastern Time) on the date that an Automatic Exchange Event occurs.

“Issue Date” means the date on which the Exchange Preferred Shares, Series 2015-A are issued.

“TCC” means TransCanada Corporation.

“Trust” means TransCanada Trust, a unit trust established under the laws of the Province of Ontario.

“Trust Notes” means the Trust Notes — Series 2015-A of the Trust, representing a series of junior subordinated unsecured debt obligations, due May 20, 2075.

Amendments

10.                               Sections 1 to 11, inclusive, of these Exchange Preferred Shares, Series 2015-A Provisions may be repealed, altered, modified, amended or amplified only with the sanction of the holders of the Exchange Preferred Shares, Series 2015-A given as hereinafter specified in addition to any other approval required by the Canada Business Corporations Act.

Sanction by Holders of Exchange Preferred Shares, Series 2015-A

11.                               The sanction by holders of the Exchange Preferred Shares, Series 2015-A as to any and all matters referred to herein or as to any change adversely affecting the rights or privileges of the Exchange Preferred Shares, Series 2015-A may be given and shall be deemed to have been sufficiently given if given by the holders of the Exchange Preferred Shares, Series 2015-A in the manner provided in the First Preferred Shares Class Provisions with respect to the sanction of the holders of any series of the First Preferred Shares and the said provisions shall apply mutatis mutandis.

Tax Election

12.                               The Corporation shall elect, in the manner and within the time provided under section 191.2 of the Income Tax Act (Canada) or any successor or replacement provision of similar effect, to pay tax at a rate and take all other necessary action under such Act such that no holder of the Exchange Preferred Shares, Series 2015-A will be required to pay tax on dividends received on the Exchange Preferred Shares, Series 2015-A under section 187.2 of Part IV.1 of such Act or any successor or replacement provision of similar effect.

Non-Business Days

13.                               In the event that any date on which any dividend is payable by the Corporation, or any date on or by which any other action is required to be taken or determination made by the Corporation or the holders of Exchange Preferred Shares, Series 2015-A hereunder, is not a Business Day, then such dividend shall be payable, or such other action shall be required to be taken or determination made, on or before the next succeeding day that is a Business Day.